Exhibit 99.1

PAPA JOHNS ANNOUNCES THIRD QUARTER 2026 FINANCIAL RESULTS

Updates Fiscal 2026 Outlook
Introduces Unbox Better to Strengthen Brand and Franchise System
Launches New Marketing Framework with Increased Local Market Franchisee Investment

Louisville, Kentucky (November 5, 2026) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the third quarter ended September 27, 2026.

Highlights
•Global system-wide restaurant sales were $1.15 billion, a 5.6%(a) decrease compared with the prior year third quarter.
•North America comparable sales decreased 8.3% from a year ago as comparable sales from Domestic Company-owned restaurants were down 7.5% and North America franchised restaurants were down 8.5%; International comparable sales decreased 1.8% compared with the prior year third quarter.
•Opened 47 new restaurants system-wide, comprised of 11 restaurant openings in North America and 36 restaurant openings in International markets.
•Net income was $3 million compared with $4 million in the prior year third quarter.
•Adjusted EBITDA(b) was $38 million compared with $48 million in the prior year third quarter.
•Diluted earnings per common share was $0.09 compared with $0.13 in the prior year third quarter; adjusted diluted earnings per common share(b) was $0.16 compared with $0.32 last year.

CEO Commentary
“Papa Johns is entering the next phase of its transformation with Unbox Better, a plan built around two priorities: strengthening our brand by giving customers more compelling reasons to choose Papa Johns and strengthening our system to consistently deliver on the expectations we create,” said Todd Penegor, President and CEO.

“At its core, Unbox Better is about turning our promise of ‘Better’ into something customers experience every time they interact with our brand, from our food and value proposition to restaurant execution and service. While our third-quarter results reflect continued pressure in a competitive operating environment, we have aligned our company and franchisees behind a clear strategy for growth, supported by a new marketing framework led by increased local marketing investment by our franchisees to complement our national marketing initiatives. This will be combined with core product improvements and operational actions to enhance competitiveness across our system. Together, these efforts are designed to strengthen our competitive position, drive sustainable growth and create long-term value for customers, franchisees and shareholders.”

(a)    Growth rate excludes the impact of foreign currency.
(b)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Third Quarter 2026 Financial Highlights

	Three Months Ended			Nine Months Ended
In thousands, except per share amounts	September 27, 2026	September 28, 2025	Increase (Decrease)	September 27, 2026	September 28, 2025	Increase (Decrease)
Total revenues	$454,843	$508,154	$(53,311)	$1,415,849	$1,555,629	$(139,780)
Net income	$3,281	$4,473	$(1,192)	$18,919	$23,487	$(4,568)
Adjusted EBITDA(a)	$38,085	$47,759	$(9,674)	$138,567	$149,998	$(11,431)
Diluted earnings per common share	$0.09	$0.13	$(0.04)	$0.55	$0.69	$(0.14)
Adjusted diluted earnings per common share(a)	$0.16	$0.32	$(0.16)	$0.94	$1.09	$(0.15)
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(a)Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Results for the three and nine months ended September 27, 2026 are not directly comparable with the prior year period as comparisons are impacted by restaurant refranchising transactions that occurred subsequent to the third quarter of 2025.

Third Quarter 2026 Results
Revenue: The revenue commentary that follows includes a discussion of the Company’s segment results. Total revenues of $454.8 million in the third quarter of 2026 decreased $53.3 million, or 10.5%, compared with the prior year period, reflecting the impact of refranchising transactions and lower performance in North America. The decrease in revenues was mostly attributable to a $37 million decline at our Domestic Company-owned restaurants primarily related to: 1) approximately $26 million of lower revenues compared with the comparable prior period related to 113 restaurants that were refranchised subsequent to the third quarter of 2025, and 2) 7.5% lower comparable sales. North America Commissary revenues decreased $15 million, primarily due to lower volumes, partially offset by higher pricing. North America Franchising revenues decreased $5 million primarily due to lower comparable sales at franchised restaurants. Revenues from All Other business units increased $5 million, primarily reflecting higher advertising funds revenue, driven by discretionary Company contributions to the Papa Johns Marketing Fund. This was partially offset by lower digital fees. International revenues remained flat.

System-wide sales: Global system-wide restaurant sales were $1.15 billion, down 5.6%(b) compared with the prior year third quarter, primarily due to lower comparable sales in North America and a decline in global net restaurants on a trailing twelve-month basis. North America system-wide sales decreased 8.8%(b) to $802.3 million and International system-wide sales increased 2.8%(b) to $343.7 million in the third quarter of 2026, both as compared with the prior year period.

Net income: Third quarter Net income was $3.3 million, a $1.2 million decrease compared with the prior year third quarter. The decrease was primarily related to lower sales partially offset by lower cost of sales and lower D&A expenses. Cost of sales declined in part due to the refranchising transactions mentioned above and lower transaction volumes at our Domestic Company-owned restaurants along with lower volumes at our North America commissaries. D&A expenses decreased compared with the prior year third quarter primarily due to lower levels of accelerated depreciation on technology assets in the current quarter.

Adjusted EBITDA: Adjusted EBITDA(a) was $38.1 million, a $9.7 million decrease from the prior year third quarter. The decrease was primarily attributable to the aforementioned decline in sales and volumes in North America partially offset by lower cost of sales, as compared with the third quarter of 2025.
(a)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.
(b)    Growth rate excludes the impact of foreign currency.

Earnings per share: Diluted earnings per common share was $0.09 for the third quarter of 2026 compared with $0.13 in the third quarter of 2025. Adjusted diluted earnings per common share(a) was $0.16 for the third quarter of 2026 compared with $0.32 in the third quarter of 2025. These changes were due to the same factors impacting Net income and adjusted EBITDA(a) discussed above.

Refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and nine months ended September 27, 2026.

Free Cash Flow
Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities (from the Condensed Consolidated Statements of Cash Flows) less the purchases of property and equipment, excluding purchases of property and equipment related to damages from natural disasters, was $19.2 million for the nine months ended September 27, 2026, compared with $59.2 million in the comparable prior year period. The year-over-year decrease primarily reflects the timing impact of compensation payments related to the prior year, as well as payments related to the Company’s Enterprise Transformation Plan, the timing of cash payments for Company’s National Marketing Fund, and lower net income during 2026, partially offset by a decrease in capital expenditures primarily driven by lower Company-owned restaurant development compared with the prior year period.

	Nine Months Ended
In thousands	September 27, 2026	September 28, 2025
Net cash provided by operating activities	$58,509	$106,192
Purchases of property and equipment	(39,307)	(47,002)
Free cash flow	$19,202	$59,190

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

(a)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Global Restaurant Sales Information
Global restaurant and comparable sales information for the three and nine months ended September 27, 2026, compared with the three and nine months ended September 28, 2025 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Nine Months Ended
Growth rates below exclude the impact of foreign currency	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025 (b)
Comparable sales growth (decline):
Domestic Company-owned restaurants (a)	(7.5)%	(3.1)%	(7.4)%	(2.5)%
North America franchised restaurants (a)	(8.5)%	(2.6)%	(7.8)%	(1.3)%
North America restaurants	(8.3)%	(2.7)%	(7.7)%	(1.5)%
International restaurants	(1.8)%	7.1%	1.0%	4.7%
Total comparable sales growth (decline)	(6.5)%	(0.2)%	(5.4)%	0.0%
Global system-wide restaurant sales growth (decline):
Domestic Company-owned restaurants (a)	(5.5)%	(2.1)%	(6.5)%	(1.2)%
North America franchised restaurants (a)	(9.4)%	(0.8)%	(8.0)%	0.5%
North America restaurants	(8.8)%	(1.1)%	(7.8)%	0.2%
International restaurants	2.8%	10.3%	4.6%	7.5%
Total global system-wide restaurant sales growth (decline)	(5.6)%	1.8%	(4.6)%	2.0%
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(a)For the three and nine months ended September 27, 2026, comparable sales decline and system-wide restaurant sales decline for Domestic Company-owned restaurants and North America franchised restaurants were adjusted to exclude the impact of refranchising transactions that occurred subsequent to the third quarter of 2025. See “Note 11. Divestitures” of “Notes to Condensed Consolidated Financial Statements” in our Quarterly Report on Form 10-Q filed with the SEC for additional information.
(b)System-wide restaurant sales for the nine months ended September 28, 2025 have been adjusted to remove $11.8 million of North America franchised restaurant sales that were erroneously overstated.

Global Restaurants
As of September 27, 2026, there were 5,969 Papa Johns restaurants operating in 51 countries and territories, as follows:

Third Quarter	Domestic Company-owned	Franchised North America	Total North America	International Company-owned	International Franchised	Total International	System-wide
Beginning: June 28, 2026	456	2,983	3,439	13	2,526	2,539	5,978
Opened	—	11	11	—	36	36	47
Closed	(9)	(36)	(45)	—	(11)	(11)	(56)
Refranchised	(28)	28	—	—	—	—	—
Ending: September 27, 2026	419	2,986	3,405	13	2,551	2,564	5,969
Net restaurant growth/(decline)	(37)	3	(34)	—	25	25	(9)
Trailing four quarters net restaurant growth/(decline)	(126)	24	(102)	—	77	77	(25)

2026 Outlook
The Company is updating its 2026 annual guidance to include the following metrics:

Financial Metric	Prior 2026 Outlook	Current 2026 Outlook
Global system-wide restaurant sales	Down 2% to 4%	Down ~5%
North America comparable sales	Down 6% to 8%	Down ~8%
International comparable sales	Up 1% to 3%	Flat to Up 1%
North America gross openings	40 to 50	40 to 50
International gross openings	180 to 220	180 to 220
Adjusted EBITDA (as defined below)	$180 million to $190 million	Approximately $175 million
Adjusted Depreciation and amortization (as defined below)	$70 million to $75 million	$70 million to $75 million
Interest expense (net)	$35 million to $40 million	$35 million to $40 million
GAAP effective tax rate	30% to 34%	30% to 34%
Capital expenditures (1)	$70 million to $80 million	$70 million to $80 million
Diluted shares outstanding	Approximately 33 million	Approximately 33 million
(1) includes capitalized software-as-a-service costs.

Adjusted EBITDA represents Net income before Net interest expense, Income tax expense, Depreciation and amortization, Stock-based compensation expense, and other adjustments that vary from period to period in accordance with the Company’s Non-GAAP policy. The Company believes adjusted EBITDA is a meaningful measure as it is widely used by analysts and investors to value the Company and its restaurants on a consistent basis. Adjusted EBITDA is not a term defined by GAAP, and is not intended to be a substitute for operating income, net income, or cash flows from operating activities, as defined under generally accepted accounting principles. As a result, our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies.

Adjusted depreciation and amortization represents depreciation and amortization expense excluding incremental depreciation expense related to the shortened useful life of legacy capitalized software assets due to the ongoing development and deployment of our new omnichannel platforms and other technology improvements.

This release includes forward-looking projections for certain non-GAAP financial measures, including adjusted EBITDA and adjusted depreciation and amortization. The Company excludes certain expenses and benefits from adjusted EBITDA and adjusted depreciation and amortization that, due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable to, without unreasonable effort or expense, provide a reconciliation to Net income or GAAP depreciation and amortization of those projected measures, respectively.

Conference Call
Papa Johns will host a call with analysts today, November 5, 2026, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns
Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with approximately 6,000 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements
Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, depreciation and amortization, interest expense, tax rates, system-wide sales, transformation plans, marketing and growth initiatives, restaurant portfolio optimization, restaurant operational improvements, supply chain and other cost savings initiatives, adjusted EBITDA, 4-wall EBITDA, outcomes from our new marketing framework, the current economic environment, industry trends, consumer behavior and preferences, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, franchisee profitability, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, changes in management, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product, investments in digital, artificial intelligence and technology innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, capital allocation, dividends and changes thereto, share repurchases, effective tax rates, regulatory changes and impacts, impacts of tariffs, insurance recoveries for damages related to natural disasters, restructuring plans, including timing of completion, expected benefits and costs, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions and softening consumer sentiment in U.S. and international markets; aggressive pricing or other marketing or promotional strategies by competitors; changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators; increases in labor costs (or labor shortages), changes in commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation, increased tariffs, trade barriers, immigration policies, or climate change; the effectiveness of new branding initiatives, advertising and marketing campaigns, and promotions, including alignment with and execution by our franchisees; the potential for delayed new restaurant openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; our franchise business model, including our reliance on the financial success and cooperation of our franchisees; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the U.S. and global economy and our business related to geopolitical conflicts, including those in Ukraine and the Middle East; and risks related to a possible economic recession or downturn that could reduce consumer spending or demand.

These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

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For more information about the Company, please visit www.papajohns.com.

Contact
Papa Johns Investor Relations
investor_relations@papajohns.com

Source: Papa John’s International, Inc.

Supplemental Information and Financial Statements

Definitions
“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth (decline), excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit changes without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted EBITDA, 4-wall EBITDA, 4-wall EBITDA margin, adjusted net income attributable to common shareholders, and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted EBITDA, 4-wall EBITDA, adjusted net income attributable to common shareholders, and adjusted diluted earnings per common share, are net income, segment adjusted EBITDA, net income attributable to common shareholders, and diluted earnings per common share, respectively. 4-wall EBITDA is defined as Domestic Company-owned restaurants segment revenue less total Domestic Company-owned restaurants segment cost of sales. 4-wall EBITDA margin is defined as 4-wall EBITDA divided by segment revenue for our Domestic Company-owned restaurants segment. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net income	$3,281	$4,473	$18,919	$23,487
Income tax expense	1,556	1,753	10,664	10,531
Net interest expense	9,396	9,945	28,595	30,608
Depreciation and amortization	19,236	24,914	56,213	62,076
Stock-based compensation expense	3,797	4,639	11,263	12,132
Restructuring costs (a)	580	231	8,128	4,862
Other costs (b)	1,243	1,321	6,597	5,789
Refranchising transaction (gain) expense, net (c)	(1,743)	483	(2,551)	513
Technology Transformation costs (d)	739	—	739	—
Adjusted EBITDA	$38,085	$47,759	$138,567	$149,998

Net income attributable to common shareholders	$3,137	$4,447	$18,200	$22,742
Restructuring costs (a)	1,209	231	9,915	4,841
Other costs (b)	1,243	1,321	6,597	5,789
Refranchising transaction (gain) expense, net (c)	(1,643)	338	(2,642)	368
Technology Transformation costs (d)	1,834	6,091	2,744	6,091
Tax effect of adjustments (e)	(613)	(1,812)	(3,795)	(3,879)
Adjusted net income attributable to common shareholders	$5,167	$10,616	$31,019	$35,952

Diluted earnings per common share	$0.09	$0.13	$0.55	$0.69
Restructuring costs (a)	0.04	0.01	0.30	0.15
Other costs (b)	0.04	0.04	0.20	0.18
Refranchising transaction expense (gain), net (c)	(0.05)	0.01	(0.08)	0.01
Technology Transformation costs (d)	0.06	0.18	0.08	0.18
Tax effect of adjustments (e)	(0.02)	(0.05)	(0.11)	(0.12)
Adjusted diluted earnings per common share	$0.16	$0.32	$0.94	$1.09

Footnotes to Non-GAAP Financial Measures
(a)For the three and nine months ended September 27, 2026, represents costs associated with the Enterprise Transformation Plan. These amounts are inclusive of $0.6 million and $1.8 million for the three and nine months ended September 27, 2026, respectively, of non-cash stock-based compensation and depreciation expenses, which are excluded from adjusted EBITDA above but are reflected as adjustments to non-GAAP diluted EPS. For the three and nine months ended September 28, 2025, represents costs associated with the International Transformation Plan. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2026 for more information about the Enterprise Transformation Plan and International Transformation Plan, respectively.
(b)For the three and nine months ended September 27, 2026, represents costs associated with project-based strategic initiatives not related to our ongoing operations as well as realizable insurance recoveries arising from tornadoes that damaged the Texas QC Center as well as the restaurant support center and QC Center in Louisville, Kentucky.
For the three and nine months ended September 28, 2025, other costs were comprised of the following:
i.Losses on disposal of equipment incurred in connection with the termination of a COVID-era program that pre-purchased store equipment due to supply chain challenges;
ii.Costs associated with project-based strategic initiatives that are not related to our ongoing operations; and
iii.Costs incurred, net of anticipated insurance recoveries, arising from tornadoes that damaged the Texas QC Center as well as the restaurant support center and QC Center in Louisville, Kentucky.
(c)Represents refranchising (gain) expense associated with refranchising transactions, including net (gain) loss attributable to noncontrolling interest of approximately ($0.1) and $0.3 million for the three and nine months ended September 27, 2026, respectively, and $0.1 million for both the three and nine months ended September 28, 2025. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2026 for more information on the Domestic Company-owned restaurant refranchising transactions.
(d)Represents costs associated with the ongoing development and deployment of our new point-of-sale system and omnichannel platform. These amounts are inclusive of $1.1 million and $2.0 million of non-cash accelerated depreciation expense related to the shortened useful life of legacy capitalized software assets for the three and nine months ended September 27, 2026, respectively.
(e)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 23.2% for the three and nine months ended September 27, 2026 and 22.7% for the three and nine months ended September 28, 2025.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

In thousands, except per share amounts	September 27, 2026	December 28, 2025
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$26,760	$36,950
Accounts receivable, net	93,511	103,068
Notes receivable, current portion	1,551	3,387
Income tax receivable	2,764	6,189
Inventories	31,966	34,336
Prepaid expenses and other current assets	50,966	48,895
Assets held for sale	—	4,607
Total current assets	207,518	237,432
Property and equipment, net	238,429	251,312
Finance lease right-of-use assets, net	33,264	39,039
Operating lease right-of-use assets, net	149,320	161,606
Notes receivable, less current portion, net	3,832	3,262
Goodwill	65,054	67,576
Other assets	75,401	77,281
Total assets	$772,818	$837,508

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$67,239	$61,218
Income and other taxes payable	9,325	8,941
Accrued expenses and other current liabilities	137,414	169,015
Current deferred revenue	9,187	13,096
Current finance lease liabilities	10,044	9,999
Current operating lease liabilities	23,461	23,725
Current portion of long-term debt	11,247	4,997
Total current liabilities	267,917	290,991
Deferred revenue	16,826	19,294
Long-term finance lease liabilities	25,241	30,804
Long-term operating lease liabilities	143,832	156,405
Long-term debt, less current portion, net	700,138	710,436
Other long-term liabilities	56,464	62,264
Total liabilities	1,210,418	1,270,194

Redeemable noncontrolling interests	943	980

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,303 at September 27, 2026 and 49,303 at December 28, 2025)	493	493
Additional paid-in capital	457,499	457,112
Accumulated other comprehensive loss	(4,884)	(6,452)
Retained earnings	198,681	210,763
Treasury stock (16,363 shares at September 27, 2026 and 16,502 shares at December 28, 2025, at cost)	(1,097,395)	(1,106,666)
Total stockholders’ deficit	(445,606)	(444,750)
Noncontrolling interests in subsidiaries	7,063	11,084
Total Stockholders’ deficit	(438,543)	(433,666)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$772,818	$837,508

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
In thousands, except per share amounts	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Revenues:
Company-owned restaurant sales	$131,284	$168,421	$416,600	$521,291
Franchise royalties and fees	43,106	47,051	137,269	143,409
Commissary revenues	222,480	229,581	675,939	693,098
Other revenues	21,322	21,424	64,569	68,317
Advertising funds revenue	36,651	41,677	121,472	129,514
Total revenues	454,843	508,154	1,415,849	1,555,629
Costs and expenses:
Cost of sales	328,598	369,130	1,008,515	1,107,342
General and administrative expenses	55,840	56,478	170,790	191,763
Depreciation and amortization	19,236	24,914	56,213	62,076
Advertising funds expense	36,936	41,461	122,153	129,822
Total costs and expenses	440,610	491,983	1,357,671	1,491,003
Operating income	14,233	16,171	58,178	64,626
Net interest expense	(9,396)	(9,945)	(28,595)	(30,608)
Income before income taxes	4,837	6,226	29,583	34,018
Income tax expense	(1,556)	(1,753)	(10,664)	(10,531)
Net income	3,281	4,473	18,919	23,487
Net (income) loss attributable to noncontrolling interests	(144)	234	6	(27)
Net income attributable to the Company	$3,137	$4,707	$18,925	$23,460

Net income attributable to common shareholders	$3,137	$4,447	$18,200	$22,742

Basic earnings per common share	$0.09	$0.14	$0.55	$0.69
Diluted earnings per common share	$0.09	$0.13	$0.55	$0.69

Basic weighted average common shares outstanding	33,055	32,889	33,002	32,834
Diluted weighted average common shares outstanding	33,129	33,043	33,085	32,962

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
In thousands	September 27, 2026	September 28, 2025
Operating activities
Net income	$18,919	$23,487
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	7,053	5,669
Depreciation and amortization	56,213	62,076
Deferred income taxes	557	1,731
Stock-based compensation expense	11,263	12,132
Refranchising and impairment (gain) loss	(3,053)	1,733
Loss on disposal of property and equipment	690	2,771
Gain on insurance recoveries	(1,175)	—
Other	1,924	1,082
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,435	(3,045)
Income tax receivable	3,425	(1,412)
Inventories	2,130	(1,544)
Prepaid expenses and other current assets	(607)	1,426
Other assets and liabilities	(10,159)	(972)
Accounts payable	5,572	8,134
Income and other taxes payable	424	(2,399)
Accrued expenses and other current liabilities	(28,817)	(2,087)
Deferred revenue	(6,370)	(4,739)
Advertising fund assets and liabilities	(2,915)	2,149
Net cash provided by operating activities	58,509	106,192
Investing activities
Purchases of property and equipment	(39,307)	(47,002)
Purchases of property and equipment related to damages from natural disasters	(2,646)	(5,121)
Insurance proceeds related to damages from natural disasters	850	3,300
Repayments of notes issued	1,703	5,703
Proceeds from dispositions and refranchising, net of cash transferred	15,993	831
Proceeds from investments	4,582	4,739
Other	—	(68)
Net cash used in investing activities	(18,825)	(37,618)
Financing activities
Net proceeds (repayments) of revolving credit facilities	(2,811)	(210,042)
Payments on term loan	(2,500)	—
Proceeds from term loan	—	200,000
Debt issuance costs	—	(3,223)
Proceeds from exercise of stock options	—	397
Dividends paid to common stockholders	(30,864)	(45,817)
Tax payments for equity award issuances	(1,918)	(1,791)
Distributions to noncontrolling interests	(4,052)	(387)
Principal payments on finance leases	(7,719)	(7,455)
Other	196	110
Net cash used in financing activities	(49,668)	(68,208)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(206)	651
Change in cash, cash equivalents, and restricted cash	(10,190)	1,017
Cash, cash equivalents, and restricted cash at beginning of period	36,950	37,955
Cash, cash equivalents, and restricted cash at end of period	$26,760	$38,972

Papa John’s International, Inc. and Subsidiaries
Segment Information

The following tables present the operating results of our segments. We have four reportable segments: Domestic Company-owned restaurants, North America franchising, North America commissaries, and International. Under ASC 280, Segment Reporting, our segment performance is evaluated based on segment adjusted EBITDA. See the Company’s Form 10-Q for the quarter ended September 27, 2026 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter ended September 27, 2026.

	Three Months Ended September 27, 2026
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$128,049	$29,984	$202,335	$44,996
Intersegment revenues	—	216	41,724	—
Segment revenue	$128,049	$30,200	$244,059	$44,996

Less segment expenses (a):
Cost of sales	$118,220	$—	$216,423	$23,330
General and administrative expenses	8,748	9,955	7,718	8,805
Advertising funds expense	—	—	—	5,194
Segment adjusted EBITDA	$1,081	$20,245	$19,918	$7,667

	Three Months Ended September 28, 2025
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$165,194	$33,797	$209,403	$44,721
Intersegment revenues	—	1,161	50,086	—
Segment revenue	$165,194	$34,958	$259,489	$44,721

Less segment expenses (a):
Cost of sales	$150,917	$—	$234,448	$24,044
General and administrative expenses	10,335	9,452	5,839	10,858
Advertising funds expense	—	—	—	4,519
Segment adjusted EBITDA	$3,942	$25,506	$19,202	$5,300
___________________________________
(a)    Segment expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.

	Nine Months Ended September 27, 2026
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$406,656	$97,474	$617,956	$133,263
Intersegment revenues	—	681	128,686	—
Segment revenue	$406,656	$98,155	$746,642	$133,263

Less segment expenses (a):
Cost of sales	$364,651	$—	$666,709	$69,118
General and administrative expenses	26,404	28,817	25,234	25,305
Advertising funds expense	—	—	—	15,659
Segment adjusted EBITDA	$15,601	$69,338	$54,699	$23,181

	Nine Months Ended September 28, 2025
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$511,786	$104,708	$637,168	$128,016
Intersegment revenues	—	3,664	154,356	—
Segment revenue	$511,786	$108,372	$791,524	$128,016

Less segment expenses (a):
Cost of sales	$461,915	$—	$707,174	$68,234
General and administrative expenses	31,033	28,776	26,145	28,983
Advertising funds expense	—	—	—	14,479
Segment adjusted EBITDA	$18,838	$79,596	$58,205	$16,320
___________________________________
(a)    Segment expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.

Papa John’s International, Inc. and Subsidiaries
Supplemental Information - All Other

In thousands, unaudited	Three Months Ended		Nine Months Ended
All Other (a)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Revenues from external customers	$49,479	$55,039	$160,500	$173,951
Intersegment revenues	23,946	13,827	48,867	43,007
All Other revenue	$73,425	$68,866	$209,367	$216,958

Cost of sales	$15,210	$14,928	$46,630	$40,109
General and administrative expenses	2,390	2,927	7,447	7,866
Advertising funds expense	52,272	46,513	144,764	145,087
All Other costs and expenses (b)	$69,872	$64,368	$198,841	$193,062
All Other adjusted EBITDA (c)	$3,553	$4,498	$10,526	$23,896
___________________________________
(a)    All other business units that do not meet the quantitative or qualitative thresholds for determining reporting segments, which are not operating segments, we refer to as “All Other.” These consist of operations that derive revenues from franchise contributions to marketing funds as well as information systems and related services used in restaurant operations, including our point-of-sale system, online and other technology-based ordering platforms. Our largest marketing fund is Papa Johns Marketing Fund (“PJMF”). PJMF is a consolidated nonstock corporation, intended to operate at break-even for the purpose of designing and administering advertising and promotional programs for all participating Domestic restaurants. Technology-based franchisee fees are meant to offset the costs of building, operating, and depreciating technology that supports franchisee operations. As such, these fees may vary from period to period, as they are designed to operate near break-even over time including the impact of depreciation. All Other is not a reportable segment under ASC 280, and this information is presented for informational purposes only. Please refer to the Company’s Form 10-Q for the third quarter ended September 27, 2026 for further information on segments, including reconciliations of segment measures to consolidated measures.
(b)    All Other costs and expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.
(c)    See the Company’s Form 10-Q for the third quarter ended September 27, 2026 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter ended September 27, 2026.